Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-269427) pertaining to the 2009 Equity Incentive Plan, the 2019 Equity Incentive Plan, the 2022 Equity Incentive Plan, and the 2022 Employee Stock Purchase Plan of Genelux Corporation of our report dated March 29, 2023, relating to the financial statements for the year ended December 31, 2022 (modified for a going concern uncertainty) which appears in this Form 10-K.

/s/Weinberg & Company, P.A.

Los Angeles, California

March 29, 2023